EXHIBIT 10.23
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
AMENDED AND RESTATED LEASE AGREEMENT
     THIS AMENDED AND RESTATED LEASE AGREEMENT (the “Lease”) is made and entered into effective as of the 11th day of November, 2004 (the “Effective Date”), by and between THE GATEWAY TO NASHVILLE, L.L.C., a Tennessee limited liability company, with its principal office and place of business in Nashville, Tennessee (“Landlord”), and CUMBERLAND EMERGING TECHNOLOGIES, INC., A Tennessee corporation, with its principal place of business in Nashville, Tennessee (“Tenant”).
WITNESSETH:
     WHEREAS, pursuant to that certain Lease Agreement made by and between Landlord and Tenant dated June 1, 2002 (the “Original Lease”), Landlord leased and demised to Tenant, and Tenant leased from Landlord, the Premises (as such term is defined in Section 2 of the Original Lease, and being referred to herein as the “Original Premises”); and
     WHEREAS, Landlord owns certain other premises (the “New Premises”, as more particularly described in Section 1(b) hereof) that are adjacent to the Original Premises, and Landlord desires to lease and demise to Tenant, and Tenant desires to lease from Landlord, the New Premises; and
     WHEREAS, Landlord has agreed to construct and prepare the New Premises for the occupancy of Tenant in accordance with the terms hereof; and
     WHEREAS, Landlord has granted to Tenant a first right to lease the First Floor Option Space (as such term is defined in Section 36 hereof) and a first right to lease the Second Floor Option Space (as such term is defined in Section 37 hereof); and
     WHEREAS, Landlord and Tenant desire to amend and restate the Original Lease in order to reflect the foregoing agreements and otherwise, pursuant to the terms and conditions hereof.
     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants, terms and conditions recited hereinafter, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and restate the Original Lease as follows:
     1. PREMISES.
          (a) Original Premises. Subject to and upon the terms and conditions set forth herein, Landlord does by these presents hereby lease unto Tenant, and Tenant does by these presents hereby lease from Landlord, those certain premises in The Randall G. Sender Pavilion located at 111 10th Avenue, South in Nashville, Davidson County, Tennessee, 37203 (the “Building”), containing approximately 1,500 square feet (with no common area percentage factor) and identified as the “Original Premises” in Exhibit A, attached hereto and incorporated herein by this reference (the “Original Premises”).

          (b) New Premises. Pursuant to the provisions of Section 4, below, Landlord has agreed to construct and prepare those certain premises in the Building containing approximately 5,390 rentable square feet (including a common area factor of twelve percent) and identified as the “New Premises” in Exhibit A, attached hereto (the “New Premises”) for the occupancy of Tenant. Upon the Acceptance Date (as such term is defined in Section 4(d) below), Landlord shall lease the New Premises unto Tenant, and Tenant shall lease the New Premises from Landlord, subject to and upon the terms and conditions set forth herein. Prior to the Acceptance Date, the term “Premises”, as used herein, shall refer solely to the Original Premises. Commencing on the Acceptance Date, and continuing thereafter for the remainder of the Term, the term “Premises”, as used herein, shall refer to the Original Premises and the New Premises, collectively, which shall be deemed to have 6,890 rentable square feet, subject to the provisions of Section 36 and Section 37 hereof relating to the First Floor Option Space and the Second Floor Option Space.
     2. TERM. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, the term of this Lease shall commence on the date hereof and shall terminated on the date that is sixty-six (66) months after the Acceptance Date, unless this Lease is sooner terminated according to the terms hereof or unless Tenant chooses to extend this Lease for an Extension Term, as hereinafter defined (as such term may be renewed or extended, the “Term”). If Tenant is not in default under this Lease at the time of such notice and extension, Tenant may extend the Term on two (2) occasions for five (5) years (each an “Extension Term”) by providing written notice to Landlord of Tenant’s election to extend the Term no later than one hundred eighty (180) days prior to the end of the current Term or Extension Term, as applicable.
     3. RENT.
          (a) Tenant shall pay to Landlord as rent at the office of Landlord in Nashville, Tennessee, or to such other address as Landlord may direct, the amounts set forth in this Section 3 plus any other amounts due hereunder from time to time. The Annual Rent, Monthly Rent and any other amounts due Landlord from Tenant shall be referred to herein collectively as “Rent”). Any Rent not paid when due shall incur a late charge in the amount of five percent (5%) of such amount and shall additionally bear interest at the rate of ten percent (10%) per annum from the date payment was due until paid. Such late charge shall not be deemed a penalty, but is paid to reimburse Landlord for the administrative costs associated with such late payment. Tenant shall pay to Landlord the amounts set forth herein during the Term without demand, counterclaim, deduction, or set-off, except as may otherwise be provided herein. In the event the Term commences on a date other than the first (1St) day of a calendar month, or terminates on a date other than the last day of a calendar month, then the amount of Monthly Rent due hereunder for such month shall be prorated.
          (b) From the Effective Date until May 31, 2005, Tenant shall pay to Landlord Rent at a monthly rate equal to [***] for the portion of the Premises described as the Original Premises with a square footage of 1,500 square feet. On June 1, 2005, the Rent rate per square foot in the Original Premises shall be equal to that hereafter set forth for the Premises.
          (c) On the Acceptance Date, the amount of Annual Rent due hereunder shall be increased based on an additional 2,800 rentable square feet of space in the New Premises at the then applicable Rent rate and the amount of Monthly Rent due hereunder shall increase accordingly. On the earlier to occur of (i) Tenant’s use of the remainder of the New Space or (ii) the first day of the seventh calendar month after the month in which the Acceptance Date occurs, the amount of Annual Rent due hereunder shall be increased for the entirety of the Premises consisting of 6,890 rentable square feet calculated on the Rent rate then applicable.
          (d) During the first twelve (12) months after the Acceptance Date, Tenant shall pay to Landlord Rent calculated at a rate of [***] per rentable square foot (as modified herein, the “Annual Rent”), payable in equal monthly installments (as modified herein, the “Monthly Rent”), each such installment being due on the first (1) day of each and every calendar month, in advance. On the first day of the thirteenth calendar month of the Term, and for the remainder of the Term, the Annual Rent due hereunder shall be calculated based on [***] per rentable square foot.
          (e) During the first Extension Term, if any, the Annual Rent shall be based on [***] per rentable square foot, or [***], and the Monthly Rent shall be [***], and Rent shall increase by [***] per year during each subsequent year of the first Extension Term. During the second Extension Term, if any, the Annual Rent shall be based on [***] per rentable square foot, or [***], and the Monthly Rent shall be [***], and Rent shall increase by [***] per year during each subsequent year of the second Extension Term.
          (f) Tenant shall each month promptly pay, as Rent hereunder, all utility charges for the gas, electricity and/or water used by Tenant in the Premises.
     4. LANDLORD’S IMPROVEMENTS TO PREMISES.
          (a) Landlord shall construct and prepare the New Premises for the occupancy of Tenant in accordance with the plans and specifications the “Plans”) set forth in Exhibit B attached hereto and incorporated herein by this reference (“Landlord’s Work”) on or before         , 200___(the “Completion Deadline”), subject to force majeure and any delays caused by Tenant.
          (b) Approval of Tenant’s plans and specifications by Landlord is for the sole benefit of Landlord and shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency or compliance with applicable laws, ordinances or regulations, including without limitation the Americans with Disabilities Act, and Tenant shall be solely responsible for such Plans.

          (c) Landlord shall complete Landlord’s Work in a good and workmanlike manner in accordance with the approved plans and specifications therefor, and all applicable statutes, laws, rules, codes, regulations, ordinances or other requirements of any federal, state, county or local governmental or quasi-governmental entity having jurisdiction over, or in any way applicable to, Landlord or Landlord’s Work. Landlord shall obtain all licenses and permits required for Landlord to commence and complete Landlord’s Work.
          (d) Landlord’s Work shall be deemed complete, and Tenant shall be deemed to have accepted the New Premises, on such date as all applicable permits required for the use of the New Premises have been validly issued, and copies thereof have been provided to Tenant (such date being referred to herein as the “Acceptance Date”), subject to the provision by Tenant of any “punch list” items which shall be completed by Landlord within thirty (30) days after the Acceptance Date.
          (e) Tenant shall pay to Landlord as additional Rent hereunder all expenses and costs incurred by Landlord in completing the Work within thirty (30) days after presentation to Tenant of an invoice therefor, together with any supporting documentation reasonably requested by Tenant.
     5. RULES AND REGULATIONS. Tenant will comply with all reasonable rules and regulations as may be adopted by Landlord for the safety, care and cleanliness of the Premises and the Building, and for preservation of good order therein, including, without limitation, the Rules and Regulations set forth in Exhibit C, attached hereto and incorporated herein by this reference, as the same may be amended from time to time upon notice to Tenant (the “Rules and Regulations”).
     6. USE. Tenant will use and occupy the Premises for general office and research laboratories and for no other purpose. Subject to the provisions of Section 26 of this Amendment, Tenant shall keep the Premises in good repair and tenantable condition and shall quit and surrender the Premises peaceably upon the expiration of the Term in as good condition as the reasonable use thereof will permit, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall replace at its own expense any and all broken glass in and about the Premises with glass of the same size and quality, including all signs thereon. If Tenant fails to make proper repairs, Landlord, at its option, may make such repairs at Tenant’s expense.
     7. CONDITIONS OF PREMISES. No representations, except as are contained herein or endorsed hereon, have been made to Tenant with respect to the condition of the Premises. The taking of possession of any portion of the Premises, including without limitation the New Premises, by Tenant shall be conclusive evidence against Tenant that such portion of the Premises was in good and satisfactory condition when possession of the same was so taken, and Tenant will, at the termination of this Lease, by lapse of time or otherwise, return the Premises to Landlord in as good condition as when received, loss by fire, storm or other casualty and ordinary wear and tear excepted.

     8. SUBLETTING AND ASSIGNMENT. Tenant will not assign this Lease nor any interest hereunder, and will not permit any assignment hereof by operation of law, and will not sublet the Premises or any part thereof, and will not permit the use of the Premises by any parties other than Tenant, and the agents and servants of Tenant, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord may assign this Lease or any part thereof or right thereunder. Notwithstanding the foregoing, Tenant may license or sublet portions of the Premises to users of the office and laboratory facilities in the Premises in conjunction with Tenant’s business purposes.
     9. ALTERATIONS AND IMPROVEMENTS. No alterations, additions or improvements to the Premises, except such as may be provided for in this Lease, shall be made without first obtaining the consent, in writing, of Landlord, and any improvements, additions or alterations made by Tenant after such consent shall have been given, including any and all fixtures installed, excepting trade fixtures, shall at Landlord’s option remain on the Premises as the property of Landlord, without compensation to Tenant, or shall be removed therefrom and the Premises restored to their original condition at cost to Tenant, at the expiration or sooner termination of this Lease. Without limiting the foregoing, Tenant shall, at the expiration or sooner termination of this Lease, restore the Premises to their shell condition prior to the commencement of the Lease, remove all pipes and other equipment pursuant to Section 26 of this Lease and repair any damage or holes to the walls associated with such ducts, pipes, wiring and other equipment. Tenant shall at its own cost repair any damage caused by the removal of trade fixtures in order to restore the Premises to their original condition. Tenant agrees to save Landlord harmless on account of claims for mechanics, materialmen or other liens in connection with any alterations, additions, or improvements to which Landlord may give its consent in connection with the Premises, and Tenant will, if required by Landlord, furnish such waiver or waivers of lien or bond in form and with surety satisfactory to Landlord, as Landlord may require before starting any work in connection with alterations, additions or improvements to the Premises.
     10. LIMITS OF USE AND PEACEFUL ENJOYMENT. Tenant will not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Building or that will increase the rate of insurance on the Premises or the Building beyond the standard rates for coverage on office space. Any increase of insurance costs due as a result of Tenant’s use of the Premises for laboratory uses shall be paid to Landlord as additional Rent hereunder. Tenant will not in any manner deface or injure the Building or any part thereof, or overload the floors of the Premises, it being mutually agreed that in no event shall any weight be placed upon said floors in excess of seventy-five (75) pounds per square foot of floor space covered. Tenant will not permit any objectionable noise or odor to escape or be emitted from the Premises in any way tending to create a nuisance, or tending to disturb any other tenant in the Building or the occupants of neighboring property, or tending to injure the reputation of the Building. Tenant will comply with all governmental, health and police requirements and regulations respecting the Premises and its use thereof.

     11. PERSONAL OR PROPERTY RISKS. Landlord shall not be held responsible for, and is hereby expressly relieved from, all liability by reason of any injury, loss or damage to any person or property in or about the Premises, unless caused by the negligent or willful act or omission of Landlord, Landlord’s agents, employees or invitees, whether the loss, injury, or damage be to the person or property of Tenant or any other person. This provision shall apply especially (but not exclusively) to damage caused by water, snow, frost, steam, sewage, illuminating gas, sewer gas, or odors, or by the bursting or leaking of pipes or plumbing works, and shall apply equally whether such damage be caused by the act or neglect of other tenants, occupants or janitors of the Building or of any other persons, and whether such damage be caused or occasioned by anything above mentioned or referred to, or by any other thing or circumstance, whether of a like nature, or of a wholly different nature. If any such damage shall be caused by the acts of neglect of Tenant, Landlord may, at its option, repair such damage, whether caused to the Building or tenants thereof, and Tenant shall thereupon reimburse Landlord the total cost of such damage both to the Building and to tenants thereof. Tenant further agrees that all personal property upon the Premises shall be at risk of Tenant only and that Landlord shall not be liable for any damage thereto or theft thereof. Nor shall Landlord be liable for the stoppage or interruption of water, light, heat, air conditioning, janitor or elevator service, caused by riot, strike, accident, or to make needful repairs, or by any other cause over which Landlord has no control and such failure, delay or default shall not be construed or considered as an actual or constructive eviction of Tenant nor shall it in any way operate to release Tenant from the punctual performance of each and every one of the other covenants herein contained by the Tenant to be performed.
     12. RIGHTS OF LANDLORD ON DEFAULT. If default shall at any time be made by Tenant in the payment of the rent hereby reserved, or any installment thereof; or if default shall be made in any of the other covenants herein contained, to be kept, observed and performed by Tenant; or if the leasehold interest shall be levied on under execution; or in the event of the insolvency or bankruptcy of Tenant, or the filing of any petition under the bankruptcy statute, voluntarily or involuntarily and whether or not resulting in an adjudication in bankruptcy, provided that involuntary filings shall be a default only if not dismissed within sixty (60) days of the date of its filing; or in the event of a partial or general assignment for the benefit of a creditor; then, and in any of said cases, Landlord may, at its option, at once, without notice to Tenant, terminate this Lease or terminate Tenant’s right to occupy the Premises without termination of the Lease; and upon the termination of said Lease or Tenant’s right of occupancy at the option of Landlord as aforesaid, or at the expiration by lapse of time of the Term, Tenant will at once surrender possession of the Premises to Landlord, and remove all effects therefrom, and if such possession be not immediately surrendered, Landlord may forthwith re-enter the Premises and repossess itself thereof as of its former estate and remove all persons and effects therefrom, using such force as may be necessary, without being deemed guilty of any manner of trespass or forcible entry and detainer. Tenant expressly waives the service of any notice of intention to terminate this Lease or Tenant’s right to occupy the Premises or to re-enter the Premises, and waives the service of any demand for payment of rent or for possession, and waives the service of any and every other notice or demand prescribed by any statute or other law, and agrees that the simple breach of any of the said covenants shall, of itself, without the service of any notice or demand whatever, constitute a forcible detainer by Tenant of the Premises, within the meaning of the statutes of the State of Tennessee. No receipt of moneys by Landlord from Tenant, after the termination in any way of this Lease or Tenant’s right of possession thereunder, or after giving of any notice, shall reinstate, continue or extend the term of this Lease or affect any notice given to Tenant prior to the receipt of such money, it being agreed that after the service of notice of the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, said suit or said judgment. If Tenant shall not remove all effects from the Premises as above agreed, Landlord may, at its option, remove the same in any manner that Landlord shall choose and store or dispose of the same without liability to Tenant for loss thereof, and Tenant will pay Landlord, on request, any and all expense incurred in such removal and also storage of said effects for any length of time during which the same shall be in Landlord’s possession; or Landlord may at its option, without notice, sell the said effects or any of the same for such price as Landlord may deem best and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord, including the expenses of the removal and sale.
     13. RIGHTS OF LANDLORD ON ABANDONMENT. In the event that Tenant shall vacate the Premises or abandon the same during the Term, Landlord may, at its option, without terminating this Lease, but Landlord shall not be under any obligation to do so, enter into the Premises, remove Tenant’s signs therefrom, and relet the same for the account of Tenant for such rent and upon terms as shall be satisfactory to Landlord, without such reentry working a forfeiture of the rents to be paid and the covenants to be performed by Tenant during the full Term of this Lease; and for the purpose of such re-letting Landlord is authorized to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, and if a sufficient sum shall not be realized monthly from such re-letting, after paying all of the costs and expenses of such re-letting the collection of the rent accruing therefrom each month to satisfy the monthly rent above provided to be paid by Tenant, then Tenant will pay and satisfy such deficiency each month upon demand therefor.
     14. LOSS OR DAMAGE TO PREMISES. Should the Building be totally destroyed by fire or other cause, or so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days from date of said fire or other cause of damage, this Lease shall terminate and Tenant shall be allowed an abatement of rent from the date of such damage or destruction. However, if the damage is such that rebuilding or repairs can be completed within one hundred eighty (180) days, Landlord covenants and agrees to make such repairs with reasonable promptness and dispatch, and to allow Tenant an abatement in the rent for such time as the Building is untenantable (in Tenant’s reasonable determination), or proportionately for such portion of the Premises as shall be untenantable (in Tenant’s reasonable determination), and Tenant covenants and agrees that the terms of this Lease shall not otherwise be affected.

     15. CONDEMNATION. If the whole of the Premises shall be taken or condemned by any competent authority for public or quasi public use or purpose, then, and in that event, the Term shall expire when the possession of the Premises so taken shall be required for such use or purpose. If any part, less than the whole, of the Premises shall be so taken or condemned, then, and in that event, either Landlord or Tenant shall have the option, exercisable by notice in writing to the other within sixty (60) days from the date of the notice to Landlord of the taking or condemnation, to terminate this Lease; and in the event said option to so terminate this Lease is exercised by either Landlord or Tenant, the Lease shall continue in effect with respect to the portion of the Premises not taken or condemned unless the same is rendered untenantable (in Tenant’s reasonable determination) by such taking and condemnation or cannot be made tenantable (in Tenant’s reasonable determination) by repairs to be conducted by Landlord at its expense. In the event this Lease continues with reference to the portion of the Premises not taken, the rental specified hereunder shall be prorated and adjusted on a square footage basis. In the event that this Lease terminates by a taking or condemnation of the whole of the Premises or by the election on the part of Landlord as provided herein, the current rental shall in either case be apportioned to the date of termination of the Lease. Landlord shall be entitled to any and all awards and/or settlements that may be awarded on account of such taking or condemnation. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord ) for any moving or relocation expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.
     16. REDECORATION. If Tenant shall move from the Premises at any time prior to the termination of this Lease, Landlord shall have the right to enter upon the Premises for the purpose of decorating the same or making alterations or changes therein, without such entry in any manner affecting the obligation of Tenant hereunder.
     17. MOVING TENANT. Landlord, at its option, may substitute for the Premises other space (hereafter called “Substitute Premises”) owned by Landlord in the Building at any time during the Term or any extension of this Lease. Insofar as reasonably possible, the Substitute Premises shall be of comparable quality and shall have a comparable square foot area and a configuration substantially similar to the Premises. If the parties cannot agree on the adequacy of the replacement space, an independent mediator with experience in the office real estate market in the Nashville metropolitan area shall be procured, with the costs of such mediator shared equally by the parties. Landlord shall give Tenant at least sixty (60) days notice of its intention to relocate Tenant to the Substitute Premises. This notice will be accompanied by a floor plan of the Substitute Premises. After such notice, Tenant shall have ten (10) days within which to agree with Landlord on the proposed Substitute Premises and unless such agreement is reached within such period of time, Landlord may terminate this Lease at the end of the sixty (60) day period of time following the notice. Landlord agrees to construct or alter, at its own expense, the Substitute Premises as expeditiously as possible so that they are in substantially the same condition that the Premises were in immediately prior to the relocation. Landlord shall have the right to reuse the fixtures, improvements and alterations used in the Premises. Tenant agrees to occupy the Substitute Premises as soon as Landlord’s work is substantially completed, Landlord shall pay Tenant’s reasonable third-party costs of moving Tenant’s furnishings, telephone and computer wiring, and other property to the Substitute Premises, and reasonable printing costs associated with the change of address. Except as provided herein, Tenant agrees that all of the obligations of this Lease, including the payment of rent (to be determined on a per rentable square foot basis and applied to the Substitute Premises), will continue despite Tenant’s relocation to the Substitute Premises. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if the Substitute Premises had been the space originally described in this Lease.
     18. RIGHTS OF LANDLORD. The right of Landlord to terminate this Lease as herein set forth is in addition to and not in exhaustion of such other rights that Landlord has, or causes of action that may accrue to Landlord because of Tenant’s failure to fulfill, perform or observe the obligations, agreements or covenants of this Lease, and the exercise or pursuit by Landlord of any of the rights or causes of action accruing hereunder shall not be an exhaustion of such other rights or causes of action that Landlord might otherwise have.
     19. WAIVERS. No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to declare a forfeiture on account of the violation of such condition if such violation be repeated or continued subsequently and no express waiver shall affect any condition other than the one specified in such waiver, and that one only for the time and in the manner specifically stated.
     20. ATTORNEYS. Either party hereto shall be entitled to recover from the other party hereto all reasonable attorney’s fees and other costs and expenses it incurs in enforcing any of the obligations of the other party hereunder.
     21. LIENS. (Intentionally omitted).
     22. HOLD OVER. Tenant will pay to Landlord, as liquidated damages, rent in an amount equal to one hundred fifty percent (150%) of the rent payable hereunder immediately prior to the end of the Term, for all the time Tenant shall retain possession of the Premises or any part thereof for the first two (2) months after the termination of this Lease, whether by lapse of time or otherwise, and two hundred percent (200%) for any period beyond such time; but the provisions of this clause shall not operate as a waiver by Landlord of any right of re-entry hereinbefore provided; nor shall any waiver by Landlord of its right to terminate this Lease for breach of covenant affect its right to terminate this Lease for any later breach of the same or another covenant.
     23. AIR RIGHTS. It is understood and agreed that this Lease does not grant any rights to light and air over property, except public streets adjoining the land on which the Building is situated.
     24. HOLD HARMLESS. Tenant covenants to save and hold Landlord harmless from violations by Tenant of the laws of the United States, of the State of Tennessee, and the

ordinances and laws of the Metropolitan Government of Nashville and Davidson County, Tennessee.
     25. EXTRA USE OF PREMISES. Tenant shall not use the Premises for any purpose except that which is above specified, and in particular will not expose nor offer for sale on the Premises, any alcoholic or other liquors, tobacco, drugs, flowers, candies, confections, nor any other thing or things whether of a like or of a wholly different nature, without the written consent of Landlord, the right being hereby reserved to Landlord to grant to any person, firm or corporation the exclusive right and privilege to conduct any particular business in the Building, and such exclusive right and privilege so granted shall be binding upon Tenant hereunder the same as though specifically incorporated in this Lease upon Landlord’s notification to Tenant of the granting of such exclusive right and privilege.
     26. MAINTENANCE. Landlord shall be responsible for floors (but not floor coverings), roof and all other structural elements of the Building, and for maintaining all common area mechanical systems, including but without limitation the heating, ventilation, air-conditioning, electrical and plumbing systems. Except as otherwise provided in this Lease or in the Plans, and except for customary equipment used in laboratories, Tenant shall not install or connect any air conditioning equipment, electric-driven motor or any electrical, gas or water appliance or equipment, without the prior written consent of Landlord. With respect to air conditioning or any other electrical, gas or water appliance or equipment installed by or under Tenant, Landlord shall have the right to retain all ducts, wiring, piping, and other related equipment upon the termination of this Lease, provided, however, that in the absence of specific direction from Landlord, Tenant shall be required to remove all such equipment, ducts, wiring, piping and other related equipment.
     27. STORAGE. If Tenant shall fail to remove all effects from the Premises upon termination of this Lease for any cause whatsoever, Landlord may at its option remove the same in any manner that Landlord shall choose and store said effects without liability to Landlord for loss thereof, and Tenant agrees to pay Landlord on demand any and all expenses incurred in such removal, including court costs and attorney’s fees and storage charge on such effects for any length of time the same shall be in Landlord’s possession, or Landlord may at its option without notice sell said effects or any part of the same at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.
     28. DEFECTS. Tenant shall provide Landlord or its agent prompt written notice of any accident to or defects in mechanical or other systems for which Landlord is responsible hereunder, which defects shall be remedied by Landlord with due diligence promptly after its receipt of any such notice from Tenant.
     29. SUBORDINATION. This Lease is subject and subordinate to all present mortgages affecting the real estate and improvements thereon of which the Premises form a part, and to all renewals and extension thereof, and to any mortgages which may hereafter be executed affecting the same, and Tenant shall execute a commercially reasonable form of agreement evidencing such subordination and attornment in favor of any of Landlord’s lenders from time to time within three (3) business days after request therefor from Landlord, provided only that such agreement shall provide commercially reasonable nondisturbance provisions for Tenant.
     30. LIQUIDATED DAMAGES. It is agreed between the parties hereto that if the rent stipulated herein at any time shall not be paid within ten (10) days of the date when due, then all subsequent installments of rent, remaining unpaid, shall forthwith become due and payable at the option of Landlord with notice to Tenant, and in case Tenant is declared bankrupt or voluntarily offers to creditors terms of composition, or in case a receiver is appointed to take charge of and conduct the affairs of Tenant, such claim for further unpaid installments of rent due under this Lease shall be considered liquidated damages and shall constitute a debt provable in bankruptcy or receivership.
     31. REMEDIES. No act or thing done by Landlord or its agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and subscribed by Landlord. The provision in this Lease of any particular remedy shall not preclude Landlord from any other remedy Landlord might have, either in law or in equity, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease contained or any of the Rules and Regulations, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. In case it should be necessary or proper for Landlord to bring any action under this Lease or to consult or place said Lease, for any amount payable by Tenant thereunder, with an attorney concerning or for the enforcement of any of Landlord’s rights hereunder, then Tenant agrees in each and any such case to pay to Landlord its reasonable attorney’s fees actually incurred. The receipt by Landlord of rent with knowledge of the breach of any covenant in this Lease contained, shall not be deemed a waiver of such breach, The failure of Landlord to enforce any of the Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver thereof. The receipt by Landlord of rent from any assignee, subtenant or occupant of the Premises shall not be deemed a waiver of the covenant in this Lease contained, against assignment, and subletting or an acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further observance or performance by Tenant of the covenant in this Lease contained, on the part of Tenant to be observed and performed. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. In case of termination of this Lease by Landlord under any option herein provided for, Landlord may re-enter the Premises without notice or demand, and in that event rent shall become due and be apportioned and paid up to and including the day of such entry. The sole remedy for Landlord’s failure to complete Landlord’s Work by the date set forth herein shall be a delay in the Acceptance Date, provided, however, that if the Acceptance Date is delayed more than ninety (90) days from the date set forth herein and such delay is not attributable to causes beyond the control of Landlord, Tenant shall have a one-time right to terminate this Lease upon written notice to Landlord within ten (10) days of the ninetieth (90th) day of delay.

     32. ACCESS TO PREMISES. The parties hereto agree that for the purpose of completing or of making repairs or alterations in any portion of the Building, Landlord may use one or more of the street entrances, halls, passageways and elevators of the Building, provided, however, that there shall be no unnecessary obstruction of the right of entry to the Premises while the same are occupied.
     33. ESCALATION. The rent payable by Tenant during each lease year shall be adjusted in accordance with this Article:
          (a) Definitions. For the purpose of this Section 33, the following definitions shall apply:
               (i) The term “Base Year” shall mean the calendar year 2002.
               (ii) The term “Percentage” shall mean ten and ninety-five one hundreths percent (10.95%).
               (iii) The term “Real Estate Taxes” shall mean all taxes and assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building or the land upon which the Premises are located, and also any taxes or assessments levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from said Building and/or land to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments upon or against said Building and/or land.
          (b) Real Estate Taxes. In the event that the Real Estate Taxes payable during any calendar year following the Base Year shall be estimated by Landlord to exceed the amount of the Real Estate Taxes payable during the Base Year (the “Base Year Taxes”), Tenant shall pay to Landlord as additional Rent for such calendar year an amount equal to the Percentage of such estimated excess (the “Estimated Excess Taxes”) in equal monthly installments as determined by Landlord. By or after April 1st of each calendar year, Landlord shall furnish to Tenant a statement of the actual excess Real Estate Taxes payable during the preceding calendar over the Base Year Taxes (the “Actual Excess Taxes”). Landlord shall apply any amount by which the Percentage of Estimated Excess Taxes exceeds the Percentage of Actual Excess Taxes to the following year’s Estimated Excess Taxes payments due hereunder, and Tenant shall pay any shortfall between the Percentage of Actual Excess Taxes and the Percentage of Estimated Excess Taxes, with such payments made as additional Rent by Tenant to Landlord within twenty (20) days after receipt of the aforesaid statement. Such payments shall be prorated for any year in which this Lease terminates.
          (c) Insurance. Landlord shall maintain on the Building, associated personal property, fixtures and other improvements, such property, hazard, liability and other insurance policies as Landlord deems reasonably appropriate or as may be required by any party whose interests are secured by a lien, mortgage or other security interest in the Building (the “Insurance Coverage”). In the event that the premiums and charges for the Insurance Coverage (the “Insurance Costs”) payable during any calendar year following the

Base Year shall be estimated by Landlord to exceed the amount of the Insurance Costs payable during the Base Year (the “Base Year Insurance”), Tenant shall pay to Landlord as additional Rent for such calendar year an amount equal to the Percentage of such estimated excess (the “Estimated Excess Insurance Costs”) in equal monthly installments as determined by Landlord. By or after April 1st of each calendar year, Landlord shall furnish to Tenant a statement of the actual excess Insurance Costs payable during the preceding calendar over the Base Year Insurance Costs (the “Actual Excess Insurance Costs”). Landlord shall apply any amount by which the Percentage of Estimated Excess Insurance Costs exceeds the Percentage of Actual Excess Insurance Costs to the following year’s Estimated Excess Insurance Costs payments due hereunder, and Tenant shall pay any shortfall between the Percentage of Actual Excess Insurance Costs and the Percentage of Estimated Excess Insurance Costs, with such payments made as additional Rent by Tenant to Landlord within twenty (20) days after receipt of the aforesaid statement. Such payments shall be prorated for any year in which this Lease terminates.
     34. QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the Rent and complying with the terms, covenants and conditions set forth herein, shall and may peaceably and quietly have, hold, and enjoy the Premises during the Term.
     35. TENANT’S REMEDIES. In addition to and without limiting the other rights and remedies available to Tenant hereunder, or that may otherwise be available to Tenant at law or in equity, in the event Landlord fails to perform any of its obligations or duties hereunder, or otherwise breaches any of its covenants, warranties, representations or other obligations under this Lease, after not less than thirty (30) days written notice to Landlord, Tenant may, but shall not be obligated to, remedy such failure or breach if not cured within such time frame by Landlord. All reasonable amounts expended or obligations reasonably incurred by Tenant in connection therewith shall be paid by Landlord to Tenant upon demand.
     36. RIGHT OF FIRST REFUSAL TO LEASE FIRST FLOOR SPACE. During the Term, Tenant shall have the first right to lease (the “Option”) that certain space identified as the “First Floor Option Space” on Exhibit A, attached hereto (the “First Floor Option Space”), in the event that same becomes available, upon the terms and conditions set forth in this Lease, except as otherwise provided in this Section 36. In the event that the First Floor Option Space becomes available during the Term, Landlord shall promptly provide to Tenant notice of such availability, provided, however, that the First Floor Option Space shall not be deemed to become available if the current tenant, by negotiation, extension of its current lease or a new lease, extends its possession of the First Floor Option Space. Upon receipt of such notice from Landlord, Tenant shall have fifteen (15) days to notify Landlord in writing of its intention to exercise the Option. Tenant’s failure to exercise the Option shall not result in a termination of this Lease. Further, if Tenant does not exercise the Option, the Option shall not terminate and, should Landlord fail to lease the First Floor Option Space within six (6) months following Tenant’s notice of its election not to exercise the Option, Landlord may not thereafter lease the First Floor Option Space without again offering it to Tenant pursuant to the terms of this Section 36. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant hereby acknowledge and agree that in the event Tenant exercises the Option at any time during the Term: (i) the amounts of the Annual Rent and Monthly Rent applicable to the First Floor Option Space shall be on market rate terms based on leases of similar duration and services within the Building, and (ii) the First Floor Option Space shall be deemed to be a part of the Premises for the purposes of this Lease.
     37. RIGHT OF FIRST REFUSAL TO LEASE SECOND FLOOR SPACE. During the Term, and so long as Tenant is not in default under this Lease, Tenant shall have the first right to lease (the “Second Option”) that certain space identified as the “Second Floor Option Space” on Exhibit A, attached hereto (the “Second Floor Option Space”), in the event that same becomes available, upon the terms and conditions set forth in this Lease, except as otherwise provided in this Section 37. Notwithstanding the foregoing, Tenant acknowledges that the Second Floor Option Space is currently available and Tenant has elected not to rent the Second Floor Option Space at this time. Accordingly, the Second Option shall not arise until after any lease for the Second Floor Option Space into which Landlord may subsequently enter. In the event that the Second Floor Option Space becomes available during the Term, Landlord shall promptly provide to Tenant notice of such availability, provided, however, that the Second Floor Option Space shall not be deemed to become available if any future tenant, by negotiation, extension of its current lease or a new lease, extends its possession of the Second Floor Option Space. Upon receipt of such notice from Landlord, Tenant shall have fifteen (15) days to notify Landlord in writing of its intention to exercise the Second Option. Tenant’s failure to exercise the Second Option shall not result in a termination of this Lease. Further, if Tenant does not exercise the Second Option, the Second Option shall not terminate and, should Landlord fail to lease the Second Floor Option Space within six (6) months following Tenant’s notice of its election not to exercise the Second Option, Landlord may not thereafter lease the Second Floor Option Space without again offering it to Tenant pursuant to the terms of this Section 37. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant hereby acknowledge and agree that in the event Tenant exercises the Second Option at any time during the Term: (i) the amounts of the Annual Rent and Monthly Rent applicable to the Second Floor Option Space shall be on market rate terms based on leases of similar duration and services within the Building, and (ii) the Second Floor Option Space shall be deemed to be a part of the Premises for the purposes of this Lease.
     38. PARKING. Landlord will provide Tenant, its employees and invitees, twenty-five (25) spaces in the parking lot known as Gateway to Nashville, throughout the terms of Lease. Such parking entitlement shall be on a nonexclusive basis with other tenants and parking licensees and no guarantee is made that parking spaces will be available at all times.
     39. MISCELLANEOUS PROVISIONS.
          (a) Remedies Cumulative. All rights and remedies of either party hereunder shall be cumulative, and none shall exclude any other rights and remedies allowed by law.

          (b) Grammar. The words “Landlord” and “Tenant” whenever used herein shall be construed to mean Landlords and Tenants in all cases where there is more than one Landlord or Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.
          (c) Homestead Exemption. Tenant hereby waives and renounces any and all homestead exemption rights he may have now, or hereafter, under or by virtue of the constitution and laws of the State of Tennessee, or of any other state, or of the United States, as against the payment of said rental or any portion thereof, or any other obligation or damage that may accrue under the terms of this agreement.
          (d) Notices. All notices herein required shall be in writing. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be (i) hand-delivered personally, (ii) sent by express mail or courier service, (iii) sent by United States mail registered or certified, postage prepaid, or (iv) sent by confirmed facsimile transmission, addressed as follows:

If to Landlord:	The Gateway To Nashville, L.L.C.
Attention: Zach Liff
209 10th Avenue South, Suite 432
Nashville, Tennessee 37203
Facsimile: (615) 259-3141

If to Tenant:	Cumberland Emerging Technologies, Inc.
Attention: A.J. Kazimi, Chief Executive Officer
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
Facsimile: (615) 255-0094
Any notice or demand to be given hereunder shall be deemed sufficiently given for all purposes hereunder (a) at the time such notices or demands are hand-delivered, (b) one (1) day after depositing any such notice or demand with any express mail or other overnight courier service, (c) three (3) days after depositing any such notice or demand in the United States mail with the proper postage affixed thereto, certified, return receipt requested, or (d) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 P.M. on any business day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first business day thereafter. Any party hereto may change its address by notice in writing to the other parties in the manner herein provided.

     IN WITNESS WHEREOF, the parties hereto have, on the day and year first above written, executed this Lease agreement in duplicate, one copy to be retained by each of the parties and each such copy to be considered as an original for all purposes.

LANDLORD:

THE GATEWAY NASHVILLE, L.L.C.

ATTEST:	By:	/s/ [ ILLEGIBLE ]

/s/ Tracy N. Marsh	Its:	Chief Manager

TENANT:

CUMBERLAND EMERGING
TECHNOLOGIES, INC.

ATTEST:	By:	/s/ A.J. Kazimi

/s/ [ ILLEGIBLE ]	Its:	C.E.O.

EXHIBIT A
DESCRIPTION OF THE PREMISES
See attached First Level Floor Plan
Existing space is that marked as Phase I (completed)
New premises is that marked as Phase II, IIa, and III

EXHIBIT B
PLANS AND SPECIFICATIONS
FOR LANDLORD’S WORK

EXHIBIT C
RULES AND REGULATIONS

Rule 1.	No sign, picture, advertisement, or notice shall be displayed, inscribed, painted or affixed, on any part of the outside or inside of the Building, or on or about the Premises hereby demised, except on the glass of the doors and windows of the Premises and on the Directory Board of the Building, and then only of such color, size, style and materials as shall be first specified by Landlord in writing on this Lease, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall place a sign on a prominent location on the exterior of the Building with the name and logo of Cumberland Emerging Technologies, Inc. or any other name as designed by Tenant. No “For Rent” signs shall be displayed by Tenant, and no showcases, or obstructions, signs, flags, barber poles, statuary, or any advertising device of any kind whatever shall be placed in front of the Building or in the passageways, halls, lobbies, or corridors thereof by Tenant; and Landlord reserves the right to remove all such showcases, obstructions, signs, flags, barber poles, statuary or advertising devices and all signs other than those provided for, without notice to Tenant and at his expense.

Rule 2.	Tenant shall not, without Landlord’s written consent, put up or operate any steam engine, boiler, machinery or stove upon the Premises, or carry on any mechanical business thereon, or do any cooking thereon, or use or allow to be used upon the Premises oil, burning fluids, camphene, kerosene for heating, warming or lighting, or anything (except gas or incandescent electric lights, and those only of such company or companies as may be supplying the Building) for illuminating the Premises. No article deemed extra hazardous on account of fire and no explosives shall be brought into the Premises.

Rule 3.	No additional locks shall be placed upon any doors of the Premises. Upon the Termination of the Lease Tenant shall surrender to Landlord all keys of the Premises.

Rule 4.	Safes, furniture, boxes or other bulky articles shall be carried into the Premises only with written consent of Landlord first obtained, and then only by means of the elevators, by the stairways or through the windows of the Building as Landlord may in writing direct, and at such times and in such manner and by such persons as Landlord may direct. Safes and other heavy articles shall be placed by Tenant in such places only as may be first specified in writing by Landlord, and any damage done to the Building or to Tenants or to other persons taking a safe or other heavy article in or out of the Premises, from overloading a floor, or in any other manner shall be paid for by Tenant causing such damage.

Rule 5.	Elevator service and/or self-service elevator will be furnished by Landlord daily whenever said service shall, in Landlord’s judgement, be required for the proper occupation and use of the Premises.

Rule 6.	Any person employed by Tenant to do janitor work, shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord).

Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time.

Rule 7.	Landlord and its agents shall have the right to enter the Premises at all reasonable hours for the purpose of examining or exhibiting the same upon advance notice and without interfering with Tenant’s operations.

Rule 8.	Landlord, and its agents, shall have the right to enter the Premises at all reasonable hours for the purpose of making any repairs, alterations, or additions which it or they shall deem necessary for the safety, preservation, or improvement of the Premises of the Building, and Landlord shall be allowed to take all material into and upon the Premises that may be required to make such repairs, improvements and additions, or any alterations for the benefit of Tenant without in any way being deemed or held guilty of an eviction of Tenant; and the Rent reserved shall in no wise abate while said repairs, alterations, or additions are being made; and Tenant shall not be entitled to maintain a set-off or counter-claim for damages against Landlord by reason of loss or interruption to the business of Tenant because of the prosecution of any such work except in the event that such repairs render the Premises untenantable. All such repairs, decorations, alterations, additions, and improvements shall be done during ordinary business hours.

Rule 9.	If Tenant desires telegraphic or telephonic connections, or the installation of any other electrical wiring, Landlord will, upon receiving a written request from Tenant, direct the electricians as to where and how the wires are to be introduced and run, and without such directions no boring, cutting or installations of wires will be permitted.

Rule 10.	Tenant shall not allow anything to be placed against or near the glass in the partitions, between the Premises and the halls or corridors of the Building, which shall diminish the light in, or prove unsightly from the halls or corridors.

Rule 11.	No electric current, intended for light or power purposes, shall be used by Tenants, excepting that furnished or approved by Landlord; nor shall electric or other wires be brought into the Premises, except upon the written consent and approval of Landlord.

Rule 12.	Tenant, when closing its office for business at any time, shall see that all windows are closed, thus avoiding possible damage from fire, storm, rain or freezing.

Rule 13.	Tenant shall not allow anything to be placed on the outside window ledges of the Premises, nor shall anything be thrown by Tenant, or his employees, out of the windows of the Building; nor shall they undertake to regulate the thermostats, if any, which control the heat or air conditioning.

Rule 14.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be home by Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

Rule 15.	No bicycle or other vehicle, and no animal shall be brought into the offices, halls, corridors, elevators or any other parts of the Building, by Tenant, his agents or employees, except as required by law.

Rule 16.	No person shall disturb the occupants of this or any adjoining building premises by the use of any musical instruments, unseemly noises, whistling, singing or in any other way.

Rule 17.	The Premises shall not be used for lodging or sleeping, nor for any immoral or illegal purposes or for any purpose that will damage the Premises.

Rule 18.	The entrances, corridors, passages, stairways and elevators shall be under the exclusive control of Landlord and shall not be obstructed, or used by Tenant for any other purpose than ingress and egress to and from the Premises.

Rule 19.	Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall co-operate to prevent the same.

Rule 20.	All office or other equipment of any electrical or mechanical nature shall be placed by Tenant in Premises in approved settings to absorb or prevent any vibration, noise or annoyance.

Rule 21.	No water cooler, air conditioning unit or system or other apparatus shall be installed or used by any Tenant without the written consent of Landlord.

Rule 22.	There shall not be used in any space, or in the public halls of the Building, either by any Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

Rule 23.	Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care and cleanliness of the Premises, and for the preservation of good order therein, and any such other or further rules and regulations shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of the execution hereof.

ACCESS TO FOUNDATION WALLS
ACCESS TO FOUNDATION WALLS

The Excelsior Group, LLC
D.B.A.
EXCELSIOR ENGINEERING
1630 N.W. BROAD STREET, SUITE 200
MURFREESBORO, TN 37129
PHONE: 615.893.3334
FAX: 615.895.2050

FILE #: 17

SCALE: N.T.S.

SHEET(S): 111

Gateway Building 2nd Level

Nashville, TN

ACCESS TO FOUNDATION WALLS

The Excelsior Group, LLC
D.B.A.
EXCELSIOR ENGINEERING
1630 N.W. BROAD STREET, SUITE 200
MURFREESBORO, TN 37129
PHONE: 615.893.3334
FAX: 615.895.2050

FILE #: 17

SCALE: N.T.S.

SHEET(S): 1 / 1

Gateway Building
1st Level

Nashville, TN